    Exhibit 10.m

November 28, 2025

RE: Employment Offer

Jen Stone
[Address]
Dear Jen:

I am pleased to confirm our offer to you for the position of Vice President, Chief Human Resources Officer, Masco Corporation (the “Company” or “Masco”), reporting to me.

The elements of your compensation package are described below and are subject to approval by the Compensation and Talent Committee of Masco’s Board of Directors (the “Compensation Committee”), and your election as Vice President, Chief Human Resources Officer by Masco’s Board of Directors.

Annual Base Salary
Your annualized base salary will be $600,000 (less deductions required by law), payable bi-weekly in accordance with the Company’s standard payroll procedures. Your first salary review will be in February 2026, and adjustments to your base salary will be considered by the Compensation Committee based on your job performance and consideration of competitive market data.

Annual Restricted Stock Unit Award
You will be eligible to receive an annual Restricted Stock Unit (“RSU”) award equal in value to 52.5% of your annual base salary. RSUs, which are typically granted in February, are subject to approval by the Compensation Committee and vest over three years. Your first annual RSU award will be in February 2026.

Performance-Based Incentive Compensation
You are eligible to participate in the Company’s performance-based incentive compensation programs in which you will be eligible to receive an annual cash bonus and Performance Restricted Stock Unit (“PRSU”) award as follows:

    Annual Cash Bonus

Your annual cash bonus opportunity is 70% of your annual base salary. The achievement of the cash bonus will be dependent upon Company and individual performance and can range from 0% to 200% of target. Bonuses are determined after year-end, subject to approval by the Compensation Committee, and are typically paid in February. Your first eligible cash bonus opportunity will be for fiscal year 2026, which, if performance is achieved, will be paid in February 2027.

    Exhibit 10.m

Long-Term Incentive Program

Masco believes a long-term incentive program provides a meaningful incentive for our executives to achieve long-term growth and profitability. Accordingly, you are eligible to participate in our Long-Term Incentive Program (“LTIP”). Your LTIP grant value target is 105% of your annual base salary. The LTIP has a three-year performance period, and awards under the program are issued in the form of PRSUs. A grant of PRSUs entitles you to receive shares of our stock if threshold Company performance goals are met over the three-year period. If the threshold goals are not achieved, no award will be made. If the maximum goals are exceeded, the award percentage is capped at 200% of the PRSUs granted. You will be eligible to participate in the 2026-2028 LTIP. PRSU grants under the LTIP are subject to the discretion of and approval by the Compensation Committee.

Stock Options
Masco considers the granting of stock options annually to motivate our executives to improve our share price and to align their long-term interests with those of shareholders. You are eligible to receive an annual stock option grant equal in value to 52.5% of your annual base salary, subject to approval by the Compensation Committee.

You will be eligible for a stock option grant in February 2026, subject to approval by the Compensation Committee.

Stock Ownership Requirements
The Company believes that stock ownership by our executives aligns the interest of our executives with that of our shareholders. In support of this belief, and given the nature of your role, you are required to own Masco stock with a value of two (2) times your base salary, and you will have three (3) years in which to achieve this ownership level.

Make-Whole Cash Sign-On
You will receive a one-time cash sign-on payment of $900,000 (less deductions required by law), paid within the first thirty days of your start date, which represents a make-whole to you. In the event you voluntarily terminate your employment with the Company or are terminated with cause, as determined by the Company in good faith, within two years of receiving this cash payment, you agree to reimburse the Company for the full amount within 45 days after your employment concludes.

Make-Whole RSU Award
You will receive an initial RSU award in the amount of $1,667,000, which represents a make-whole to you. The number of shares will be determined using the Company’s closing share price January 5, 2026, the first Monday after you start employment with the Company. $667,000 of the RSUs will vest in approximately equal installments over two years beginning February 2026. $1,000,000 of the RSUs will vest in approximately equal installments over three years beginning February 2026. Each RSU accrues a “Dividend Equivalent,” which means that the quarterly dividends paid by Masco will accumulate from the date an RSU is granted to the date the RSU vests. The Dividend Equivalent that is attributable to each RSU will be paid in cash promptly after the RSU vests.

    Exhibit 10.m

The above information concerning annual RSU awards, performance-based incentive compensation, and stock options provides only a summary of certain terms of our equity compensation program. All of the terms and conditions of our program, and of any grant of RSUs, PRSUs and stock options made under the program, are contained in Masco’s 2024 Long Term Stock Incentive Plan (the “Plan”) and in the terms and conditions (“Terms and Conditions”) provided to recipients at the time of a grant (the Plan and Terms and Conditions are referred to as the “Plan Documents”). A copy of the Plan is available at NetBenefits.com. In the case of any conflict between this communication and the Plan Documents, the Plan Documents will control. The Company reserves the right to amend or terminate the equity compensation program at any time.

All awards of RSUs, PRSUs, and stock options require your acceptance of the terms and conditions contained in the Plan Documents.

Health and Welfare Benefits
You will be eligible to participate in the Company’s health and welfare benefit programs as a full-time regular employee. Your health insurance coverage will begin on the first day of the month commencing after you have been employed with the Company for thirty (30) days.

Retirement Benefits

401(k) Plan
You will be eligible to participate in the Company’s 401(k) plan beginning on your first day of employment. The Company matches 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.

Profit Sharing
You will also be a participant in Masco’s discretionary profit-sharing plan as part of your Masco 401(k) Plan benefit. After the end of each year, the Compensation Committee approves the contribution percentage for executives based on the Company’s achievement of performance during the preceding year. You will be eligible for profit-sharing beginning January 1, 2026, and the initial contribution, if any, will be made in February 2027 based on 2026 results. You will become 100% vested in this benefit after completing three years of service.

Benefits Restoration Plan
Based on your target cash compensation (your base salary plus your cash bonus incentive), you may also be eligible for the Masco Corporation Retirement Benefits Restoration Plan (“BRP”). This is a non-qualified plan used to restore and maintain the level of retirement benefits for employees affected by the IRS compensation limits. Masco makes an annual contribution to this plan on your behalf to equalize any lost contributions due to IRS 401(k) plan contribution limits for both the Company match and profit-sharing contribution.

    Exhibit 10.m

Vacation
You will be eligible for paid time off in accordance with the Company’s Discretionary Time Off (“DTO”) program in addition to the normal holiday schedule for Masco’s Corporate Headquarters location.

These benefits, along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail to you following the commencement of your service with the Company.

Relocation Assistance
You will be required to work from your office at the Company’s Livonia, Michigan headquarters at least consistent with the Company’s policies. You will receive a one-time relocation payment in a lump sum of $200,000 (net of taxes and other deductions) paid within the first thirty days of your start date. In the event you voluntarily terminate your employment with the Company or are terminated with cause, as determined by the Company in good faith, within two years of receiving this cash payment, you agree to reimburse the Company for the full amount within 45 days after your employment concludes. As a result of this relocation assistance, you will not be eligible for any relocation assistance as described in the Masco Corporation Relocation Assistance Guidelines.

Pre-employment Screening
Your employment is contingent on the successful completion of a pre-employment background investigation and drug screen. This must be completed prior to your first day of employment.

Start Date and At-Will Employment
Your start date in this new role will be January 1, 2026.

This letter is intended to answer many of the questions that you may have concerning your employment but should not be construed as a contract of employment or a binding obligation without unrestricted right of the Company to modify or terminate the provisions provided herein. At all times during your employment, you will be an “at will” employee, which means that your employment may be terminated at any time with or without cause.

This offer is contingent upon you signing our Confidentiality and Dispute Resolution Agreements prior to your start date.

To confirm your acceptance of this offer, please sign a copy of this letter and return it to me.

Jen, I am confident that you will make a significant contribution in this leadership role for Masco. Please let me know if you have any questions regarding this offer.

Sincerely,

                            /s/ Jonathan Nudi
Jon Nudi
President & Chief Executive Officer
Masco Corporation

    Exhibit 10.m

Offer Accepted:

Signature: _/s/ Jen Stone_________________________ Date: November 28, 2025